Exhibit 99.1
ITW Reaches Agreement to Acquire Enodis plc for $2.3 billion; Acquisition to Expand Product Categories and Fast Food Segment Opportunities for ITW’s Existing Food Equipment Business Platform
     GLENVIEW, ILLINOIS—(May 8, 2008)—Illinois Tool Works Inc. (NYSE:ITW) today announced that an agreement has been reached with the Enodis plc Board of Directors on the terms of a recommended $2.1 billion cash offer to purchase the entire issued and to be issued ordinary share capital of Enodis. The transaction also includes the assumption of Enodis’ net debt, which was $210 million as of September 30, 2007, bringing the total fair market value to $2.3 billion.
     Under the terms of the offer, Enodis shareholders will receive 280 pence in cash for each share. In addition, prior to the transaction becoming effective, Enodis will pay an interim dividend of 2 pence per share for the fiscal year ending September 30, 2008. The transaction is structured as a court-sanctioned scheme of arrangement under the laws of the U.K. The transaction is subject to court approval in the U.K., the approval of Enodis shareholders, and traditional regulatory approvals in various jurisdictions. ITW expects the transaction to close in August 2008.
     Enodis, a leader in the commercial foodservice equipment industry, had reported revenues of approximately $1.6 billion for fiscal year ended September 30, 2007. The company’s extensive product line includes state-of the-art food equipment mainly for fast food restaurants, institutions and supermarket/grocery stores. Major products encompass cooking equipment, ice and beverage dispensing equipment, and stand-alone refrigeration as well as refrigerated display cases. Enodis’ well known brand names include Frymaster, Garland, Lincoln, Scotsman, Convotherm and Kysor Warren.
     ITW’s existing food equipment businesses had revenues of $1.9 billion in 2007 and feature highly-regarded products primarily for casual dining restaurants, institutions and supermarket/grocery stores. Key products include warewashing equipment, cooking and food processing equipment, refrigeration equipment and ventilation and pollution control systems. ITW food equipment’s leading brand names include Hobart, Vulcan, Traulsen, Avery Berkel and Bonnet. With more than 50 businesses in 23 countries, food equipment represented 12 percent of ITW’s total company revenues in 2007.
     “We strongly believe this cash offer brings significant value to Enodis’ shareholders,” said David B. Speer, chairman and chief executive officer. “The ITW offer represents a 9 percent premium to a competitive offer and a 56 percent premium to Enodis’ average closing price for the 12 months ending April 8, 2008.”

     “We believe that the combination of ITW Food Equipment and Enodis will create an expanded global food equipment platform with very complementary strategic, operational and geographical growth positions,” said Speer. “The collective businesses will have a significantly enhanced product portfolio in addition to greater scale to compete even more effectively and successfully in the global food equipment industry.”
     “As we have done in past acquisitions, we intend to operate Enodis as a stand alone business group within the Food Equipment segment. We also recognize the importance of Enodis’ workforce to our future success and look forward to welcoming them into ITW’s food equipment group,” said Speer.
     ITW has scheduled a May 8 conference call to discuss this transaction at 9:00 a.m. CT. Interested participants can access the call by dialing 312-470-0008. The pass code ITW is necessary to join the call. The replay number is 203-369-1927; no pass code is necessary. There will be a synchronized slide show of the Company’s presentation accompanying the web cast audio that can be accessed via its website at www.itw.com. Interested participants should then access the investor relations tab.
     This announcement includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of ITW and are subject to uncertainty and changes in circumstances. The forward-looking statement contained herein include statements about the expected effects on ITW of the proposed acquisition of Enodis, the expected timing and conditions precedent relating to the proposed acquisition of Enodis, anticipated earnings enhancements and other strategic options, and all other statements typically containing words such as “intends”, “expects”, “anticipates”, “believes”, “estimates” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, unanticipated issues associated with satisfaction of the conditions precedent relating to the proposed acquisition, the inability to integrate successfully Enodis within ITW and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause results to differ are set forth in ITW’s Form 10Q for the 2008 first quarter.
     Enodis is one of the leading global food and beverage equipment manufacturers with approximately 6,800 employees and 30 factories in 9 countries. Listed in London and operationally headquartered in Tampa, Florida, the Group’s products can be found in over 100 countries. The Group’s operations comprise two primary divisions: Global Foodservice Equipment and Food Retail Equipment.
     With $16.2 billion in revenues, ITW is a multinational manufacturer of a diversified range of value-added industrial products and equipment. The Company consists of approximately 825 business units in 52 countries and employs some 60,000 people.
CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com